                                  EXHIBIT 12
                       ARMSTRONG WORLD INDUSTRIES, INC.
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                          ($ millions, except ratios)

                                                           Year Ended December 31,
                                                  1999     1998     1997     1996     1995
                                                 -------  -------  -------  -------  -------
DETERMINATION OF EARNINGS

Income from continuing operations
  before income taxes, minority interests
  and equity earnings                            $ 14.4   $(35.3)  $326.5   $221.4   $  8.2

Add:
Fixed charges                                     117.3     78.8     35.7     39.3     59.0
Distributed income from affiliates                 40.8     11.4      6.2      1.4      0.0
Amortization of capitalized interest                0.9      0.8      0.6      0.0      0.0

Less:
Capitalized interest                               (4.3)    (5.8)    (1.8)    (2.9)     0.0
Preferred dividends                                 0.0      0.0      0.0     (8.9)   (18.8)
                                                 ------   ------   ------   ------   ------

Total earnings as defined                        $169.1   $ 49.9   $367.2   $250.3   $ 42.8
                                                 ------   ------   ------   ------   ------

FIXED CHARGES

Interest expense 1                               $105.9   $ 64.3   $ 28.7   $ 23.1   $ 34.2
Capitalized interest                                4.3      5.8      1.8      2.9      0.0
Preferred dividends                                 0.0      0.0      0.0      8.9     18.8
Estimate of interest included in rent expense       7.1      8.7      5.2      4.4      6.0
                                                 ------   ------   ------   ------   ------

Total fixed charges                              $117.3   $ 78.8   $ 35.7   $ 39.3   $ 59.0
                                                 ------   ------   ------   ------   ------

RATIO OF EARNINGS TO FIXED CHARGES                 1.44     0.63    10.29     6.37     0.73
                                                 ======   ======   ======   ======   ======
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1 Includes amortization of capitalized interest and debt premiums and discounts

In 1995, Adjusted Earnings were inadequate to cover Fixed Charges by $16.2 million. In 1998, Adjusted Earnings were inadequate to cover Fixed Charges by $28.9 million.